Exhibit(1)


                MINOTAUR CAPITAL,INC. ANNOUNCES AMENDMENTS TO ITS
                    TENDER OFFER FOR NASDAQ TRADED RIDE, INC.

Palm Beach Gardens, Fl, April 19, 1999 - Minotaur Capital, Inc. announces that it has amended its tender offer for Ride, Inc. (Nasdaq: RIDE) to up date the public and to change some terms of the tender offer documents based on regulatory comments. In particular, an explanation regarding the escrowing of tendered shares has been provided and the promissory note maturity date has been reduced. A discussion regarding contact with Ride as well as financing has also been disclosed.

The specifics of the tender offer are contained in the Amendment No. 2 to the
Schedule 14D, the Amendment No. 1 to Schedule 14D, the Offer to Purchase, Letter of Transmittal and all accompanying documents as required to be filed with the Securities and Exchange Commission. Investors are urged to review these documents before making any investment decisions.

Any investors interested in information should contact the person listed herein below or may e-mail a request for information to FeingoldKam@hotmail.com


INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS
Certain statements contained in this press release, including, without limitation, statements containing the words "believes," "expects," and words of similar import, constitute "forward-looking" statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

Contacts:  David J. Feingold, Esq.
              (561)630-6727